Exhibit 4.01

FORM OF SELLER NOTE 1

October 17, 2014

FOR VALUE RECEIVED, ForceField Energy Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Mitchell Barack, his heirs, successors and assigns (collectively, “Holder”), the principal sum of up to $2,075,000, subject to adjustment as provided herein (the “Principal Amount”).  Interest on this note (this “Seller Note 1”) shall accrue on the Principal Amount outstanding at the rate per annum computed in accordance with, and shall be payable as provided in Section 2 hereof.

1. Note Issuance.  This Seller Note 1 is issued by the Company pursuant to that certain Stock Purchase Agreement (the “Agreement”), dated as of October 15, 2014, by and among the Company, Holder and ESCO Energy Services Company, a Massachusetts corporation. The Holder is entitled to all of the rights provided in the Agreement and the other Transaction Documents, as if such provisions were expressly incorporated herein.  Capitalized terms used in this Seller Note 1 and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.  This Seller Note 1 is issued pursuant to Section 1.2 (c) of the Agreement as partial payment of the Purchase Price.

2. Payment of the Seller Note 1.

(a) Interest Rate.  The outstanding Principal Amount shall bear interest at the rate of six and two hundredths (6.02%) percent per annum calculated on the basis of a 360 day year (“Interest”).  Interest shall begin to accrue on the day immediately following the Closing Date and shall accrue until this Seller Note 1 is paid in full.

(b) Principal and Interest Payments.  Interest on this Seller Note 1 shall be payable in quarterly installments payable on each December 31, March 31, June 30 and September 30 after the date hereof until this Seller Note 1 is paid in full on the Maturity Date.  The Principal Amount and all unpaid interest and other amounts then payable pursuant to this Seller Note 1 shall be due and payable on the eighteen (18) month anniversary date of this Seller Note 1 (the “Maturity Date”).  All payments under this Seller Note 1 shall be:

(i) made to Holder in United States Dollars in immediately available funds, at the office of Holder at its address as set forth on the books and records of the Company, or such other place as Holder shall designate to the Company in writing from time to time; and

(ii) applied first to fees, costs, expenses and all other amounts due Holder hereunder that are incurred by Holder after a breach hereunder, then to Interest and the balance to the Principal Amount then due under this Seller Note 1.

3. Adjustments to Principal Amount.  Pursuant to the terms of the Agreement, the Principal Amount of this Note is subject to adjustment (an “Adjustment”).  In the event an Adjustment is made, the Company shall send the Holder written notice (an “Adjustment Notice”) in the form attached hereto as Exhibit A.  Each Adjustment Notice shall set forth the amount of the Adjustment, the new Principal Amount and the effective date of the Adjustment.

4. Prepayment.  The Company may prepay all or any portion of the outstanding Principal Amount and all accrued Interest hereon in whole or in part at any time and from time to time prior to the Maturity Date without any premium or penalty.

5. Events of Default; Rights and Remedies on Default.

(a) Event of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(i) Non-Payment of Obligations. The Company shall default in the payment of the principal or accrued interest on this Note when and as the same shall become due and payable, whether by acceleration or otherwise and such failure shall not be remedied within ten (10) calendar days of the applicable due date; or

(ii) Bankruptcy, Insolvency, etc. The Company shall:

(1) generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

(2) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

(3) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within thirty (30) days;

(4) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy, insolvency or comparable law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or

(5) take any corporate action authorizing, or in furtherance of, any of the foregoing.

(b) Remedies.  If an Event of Default shall have occurred and be continuing, the Holder of this Seller Note 1 may:

(i) Action if Non-Payment of Obligations. If an Event of Default described in Section 5(a)(i) shall occur for any reason, and be continuing, the Holder may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount of the Seller Note 1 together with Interest accrued thereon and any or all other obligations hereunder to be due and payable, whereupon the full unpaid Principal Amount (or any portion thereof so demanded), such accrued Interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

(ii) Action if Bankruptcy, Insolvency, etc. If any Event of Default described in Section 5(a)(ii) shall occur, the outstanding Principal Amount of this Seller Note 1 together with all Interest accrued thereon and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

(iii) Stock Pledge.  Without limiting the Holder’s other remedies, this Seller Note 1 is secured by a Stock Pledge and Security Agreement dated the date hereof between the Company and Mitchell Barack and the Holder shall have rights granted thereunder in the event of an Event of Default.

6. Covenants.  For so long as any principal or interest under this Seller Note 1 is outstanding:

(a) Affirmative Covenants.

(i) Existence.  The Company shall maintain its existence and the existence of each of its subsidiaries.

(ii) Conduct of Business.  The Company shall, and shall cause its subsidiaries to, conduct its business only in the ordinary course and consistent with past practice and in compliance with applicable laws.

(iii)  Notice.  Upon the occurrence of an Event of Default, Company shall immediately but in any event within five (5) days provide notice and reasonably detailed description of such Event of Default to Holder.

(iv) Registration Statement.  In the event the Company conducts a public offering of its securities pursuant to a registration statement filed with the Securities and Exchange Commission prior to the Maturity Date, the Company shall use a portion of the net proceeds from such offering to pay the remaining Principal Amount and Interest then due and payable under this Seller Note 1.

(b) Negative Covenants.  Company shall not, without the prior written consent of Holder:

(i) Merger or Consolidation.  Merge with, or consolidate into, any other entity (other than a merger of a wholly-owned subsidiary of Company into Company), unless all principal and accrued and unpaid interest through the closing date on this Seller Note 1 is paid in full at the closing of such transaction.

(ii) Disposition of Assets.  Sell, transfer or otherwise dispose of any assets of the Company or any of its subsidiaries outside of the ordinary course of business, other than sales, whether in a single transaction or a series of related transactions, for aggregate consideration of $500,000 or less for all such transactions in any 12-month period, unless this Seller Note 1 is paid in full at the closing of such transaction or transactions.

(iii) Incurrence of Indebtedness.  Incur any Indebtedness at the Company that is not expressly subordinated in right to payment of all obligations of Company to Holder hereunder pursuant to terms and conditions that are satisfactory to Holder, in its sole discretion, provided that the restrictions contained in this Section 6.2(c) shall not apply to (i) unsecured indebtedness to any third party, (ii) indebtedness to finance the purchase of equipment by the Company, secured by purchase money liens on such equipment, not to exceed  $100,000 in the aggregate at any time or from time to time, or (iii) performance bonds issued by the Company in the ordinary course of its business, without taking into account the monetary obligation underlying any such bond.

7. Waiver of Presentment, Etc.  The Company hereby expressly waives presentment for payment, demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, and all lack of diligence or delays in collection or enforcement of this Seller Note 1.

8. Expenses.  The Company agrees to reimburse Holder for any out-of-pocket costs or expenses, including but not limited to attorneys’ fees, reasonably incurred in connection with collection or enforcement by Holder of any of its rights under this Seller Note 1, whether suit be brought or not.

9. Miscellaneous.

(a) Governing Law.

(i) This Seller Note 1 shall be governed by, and construed and enforced in accordance with, the laws of the State of New York that apply to contracts made and performed entirely in such state.

(ii) Any Action with respect to this Seller Note 1 and any matter arising out of or in connection with this Seller Note 1 shall be brought exclusively in the manner provided in the Purchase Agreement.

(b) Headings.  The Section and other headings contained in this Seller Note 1 are inserted for convenience of reference only and will not affect the meaning or interpretation of this Seller Note 1.

(c) Amendments and Waivers.

(i) Amendments.  Except for Adjustments to this Seller Note 1 pursuant to the Agreement, the provisions of this Seller Note 1 may not be modified or amended except by an instrument or instruments in writing signed by Holder and the Company.

(ii) Waiver.  Holder may, only by an instrument in writing, waive compliance by the Company with any term or provision hereof on the part of the Company to be performed or complied with.  No failure or delay of Holder in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by Holder of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of Holder hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have hereunder.

(d) Absence of Presumption.  With regard to each and every term and condition of this Seller Note 1, the Company understands and agrees that the same has been mutually negotiated, prepared and drafted, and if at any time the Company or Holder is required to interpret or construe any such term or condition, no consideration will be given to the issue of whether the Company or Holder actually prepared, drafted or requested any term or condition of this Seller Note 1.

(e) Transaction Document.  This Seller Note 1 is a Transaction Document and accordingly is subject to the terms and provisions of the Purchase Agreement.

(f) Assignment.  This Seller Note 1 may not be assigned by Company or Holder without an express written consent to such assignment signed by the Company and the Holder.

(g) Right of Setoff. This Seller Note 1 shall be subject to a right of setoff, as set forth in Section 8.7 of the Agreement.

The Company has executed and delivered this Seller Note 1 as of the date first written above.

FORCEFIELD ENERGY INC.

By:
David Natan
Chief Executive Officer

AGREED AND ACCEPTED:

Mitchell Barack

FORM OF ADJUSTMENT NOTICE

Re: Adjustment of Note

You are hereby notified that, pursuant to, and upon the terms and conditions of the 5% Promissory Note of ForceField Energy, Inc. (the “Company”), in the principal amount of $____________ (the “Seller Note 1”), payable to [____________] (“Holder”), and pursuant to the terms of the Stock Purchase Agreement, dated as of October 15, 2014, by and among the Company, Holder and ESCO Energy Services Company, the Principal Amount of the Seller Note 1 is hereby changed to $[____________].  The changes reflected in this notice are effective [___________].  The remaining provisions of the Seller Note 1 remain in effect.

FORCEFIELD ENERGY, INC.

____________________

Signature